FOR IMMEDIATE RELEASE    CONTACT
Friday, September 27, 2013        Kathleen Till Stange, Corp. & Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Announces Results of Class B Tender Offer

West Des Moines, Iowa, September 27, 2013 - FBL Financial Group, Inc. (NYSE: FFG) today announced the results of its Class B tender offer, which expired on September 25, 2013. FBL will repurchase 1,023,948 shares of Class B common stock at a purchase price of $45.33 per share for a total cost of $46.4 million. In addition, 105,930 shares of Class B common stock will be converted to Class A common stock.

FBL Financial Group will fund this repurchase with cash at the holding company, following a $120 million dividend from Farm Bureau Life Insurance Company to FBL Financial Group, Inc.

Following this tender offer and conversion, FBL Financial Group will have 24,703,799 shares of Class A common stock and 11,413 shares of Class B common stock, for a total of 24,715,212 shares outstanding.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.